UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 24, 2008

River Rock Entertainment Authority

(Exact name of registrant as specified in its charter)

Not Applicable	333-115186	68-0490898
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3250 Highway 128 East Geyserville, California	95441
(Address of principal executive offices)	(Zip Code)

(707) 857-2777

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 — Other Events

Item 8.01. Other Events.

On July 19, 2008, the Dry Creek Rancheria Band of Pomo Indians (the “Tribe”) adopted a Master Utilities Ordinance that provides for the assessment by the Tribe against us of certain fees and charges for actual municipal services, products or benefits rendered to us which are reasonably necessary or desirable to the operation of our gaming and entertainment facility, including water, wastewater treatment, road and bridge use and related infrastructure including hillside stabilization and drainage works, gas, electricity and related infrastructure, telecommunications transmission and sanitation services and related maintenance to all of the foregoing, including any debt service of the Tribe incurred in connection with the provision of such services.  We had previously paid the Tribe for or reimbursed the Tribe’s costs relating to similar municipal services under less formal departmental policies and procedures of the Tribe.

                Pursuant to the Master Utilities Ordinance the Tribe will adopt an annual budget prior to the commencement of each fiscal year providing for fees and charges sufficient to fund all costs of providing the municipal services, sufficient to cover the Tribe’s expenses for operating costs and debt service incurred by the Tribe relating to the infrastructure.  The Master Utilities Ordinance requires that the Tribe bill and collect from us our allocable portion of the fees and charges on a monthly basis. Although the Master Utilities Ordinance contemplates the provision of municipal services to other users, at the present we will be the only user of such services.

                A copy of the Municipal Services Ordinance is filed herewith as Exhibit 99.1 hereto.

Section 9 — Financial Statements and Exhibits

Item 9.01.  Financial Statements and Exhibits.

(c) Exhibits.

EXHIBIT	DESCRIPTION
99.1	Municipal Services Ordinance dated July 19, 2008.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  July 24, 2008

River Rock Entertainment Authority

By:	/s/ Shawn S. Smyth
Shawn S. Smyth
Chief Executive Officer